Exhibit 99.1

BIOLASE ACQUIRES ALL LASER ASSETS, PRODUCTS AND PATENTS

OF AMERICAN MEDICAL TECHNOLOGIES

BIOLASE Expands Customer Base and Adds Mid-Level Product Offering

San Clemente, CA – May 14, 2003 — On May 12, 2003 BIOLASE Technology, Inc. (Nasdaq: BLTI) entered into an agreement to purchase all laser assets, tangible and intangible including patents and the name American Dental Laser, from American Medical Technologies, Inc (AMT). The closing is expected to occur before the end of May, 2003. The transaction expands BIOLASE’s customer base, product offering and will enable the Company to quickly penetrate the mid-level dental laser market.

The purchase includes a large portfolio of dental laser patents, intellectual property, products, current and past names (including American Dental and American Dental Laser), trademarks, inventory, customer lists and sales channels. BIOLASE is purchasing these assets for 307,500 shares of BIOLASE stock and $1.825 million cash.

The American Dental Laser name provides BIOLASE with a marketing platform to expand its product offering with mid-level dental laser products that have worldwide recognition. The purchase also includes all dental laser relationships with universities, institutions and high profile laser educators. BIOLASE now effectively owns and will have access to the largest installed base of dental lasers in the world for future sales and marketing purposes. This will also increase BIOLASE’s worldwide visibility due to the name recognition and brand loyalty American Dental Laser has built over the last 15 years. Prior to BIOLASE’s entrance into the dental laser market, American Dental Laser was recognized as the leader in dental lasers with thousands of diode and Nd:YAG soft tissue laser installed around the world.

American Dental Laser was founded in 1986, launched the world’s first dental laser in 1988 and received the first FDA marketing clearance for a dental laser in 1990. Since 1990, American Dental Lasers has been an innovator both clinically and technologically with the first FDA marketing clearance for laser assisted curettage, a breakthrough in the treatment of periodontal disease (1997). American Dental Laser also introduced the first commercially successful dental diode laser, the DiolaseST.

Jeffrey W. Jones, BIOLASE CEO and President commented, “The acquisition of AMT’s laser related assets is part of our strategic growth plan for 2003 and beyond. Their installed base of lasers will instantly double our base of customers and give us hundreds of new prospects for our Waterlase™ and LaserSmile™ systems. The lower cost DiolaseST will give us an entry level product significantly expanding our prospect base. Additionally, the patents we are acquiring will add to and strengthen our current patent portfolio, furthering BIOLASE’s leadership position in the expanding dental laser market.

“This acquisition will allow BIOLASE to further re-enforce its leadership position with a well positioned product offering that ideally complements our current offering to reach a broader customer base. This addition leverages our sale force, the World Clinical Laser Institute and numerous other components of our worldwide marketing.”

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that manufactures and markets advanced dental, cosmetic, aesthetic and surgical products, including Waterlase Hydrokinetic™ surgical cutting systems, LaserSmile and other advanced laser and non-laser products for the medical market. The Company’s products incorporate patented and patent-pending technologies in the pursuit of painless surgery. BIOLASE is a leading provider of painless hard and soft tissue dental laser technology.

Cautionary Statement

This press release may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements speak only as of the date hereof and are based upon the information available to us now. Such information is subject to change and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

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